                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------


                                  SCHEDULE 13G


                             (Amendment No. _____)*


                        Packaging Corporation of America
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    695156109
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this statement is filed:

           / / Rule 13d-1(b)

           / / Rule 13d-1(c)

           /X/ Rule 13d-1(d)
----------------------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

    CUSIP No.    695156109              13G            Page  2 of 10 Pages
             -----------------                        ----------------------

===============================================================================
  1   NAME OF REPORTING PERSON
      PCA Holdings LLC
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) /X/
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
-------------------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER

         SHARES                   -0-
                             --------------------------------------------------
       BENEFICIALLY          6    SHARED VOTING POWER

        OWNED BY                  49,426,960 (See Item 4)
                             --------------------------------------------------
          EACH               7    SOLE DISPOSITIVE POWER

        REPORTING                 -0-
                             --------------------------------------------------
         PERSON              8    SHARED DISPOSITIVE POWER

          WITH                    49,426,960 (See Item 4)
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      49,426,960 (See Item 4)
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      /  /
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      46.6%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
===============================================================================

    CUSIP No.    695156109              13G            Page  3 of 10 Pages
             -----------------                        ----------------------

===============================================================================
  1   NAME OF REPORTING PERSON
      Madison Dearborn Capital Partners III, L.P.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) /X/
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
-------------------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER

         SHARES                   -0-
                             --------------------------------------------------
       BENEFICIALLY          6    SHARED VOTING POWER

        OWNED BY                  49,426,960 (See Item 4)
                             --------------------------------------------------
          EACH               7    SOLE DISPOSITIVE POWER

        REPORTING                 -0-
                             --------------------------------------------------
         PERSON              8    SHARED DISPOSITIVE POWER

          WITH                    49,426,960 (See Item 4)
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      49,426,960 (See Item 4)
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      /  /
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      46.6%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
===============================================================================

    CUSIP No.    695156109              13G            Page  4 of 10 Pages
             -----------------                        ----------------------

===============================================================================
  1   NAME OF REPORTING PERSON
      Madison Dearborn Partners III, L.P.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) /X/
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
-------------------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER

         SHARES                   -0-
                             --------------------------------------------------
       BENEFICIALLY          6    SHARED VOTING POWER

        OWNED BY                  49,426,960 (See Item 4)
                             --------------------------------------------------
          EACH               7    SOLE DISPOSITIVE POWER

        REPORTING                 -0-
                             --------------------------------------------------
         PERSON              8    SHARED DISPOSITIVE POWER

          WITH                    49,426,960 (See Item 4)
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      49,426,960 (See Item 4)
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      /  /
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      46.6%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
===============================================================================

    CUSIP No.    695156109              13G            Page  5 of 10 Pages
             -----------------                        ----------------------

===============================================================================
  1   NAME OF REPORTING PERSON
      Madison Dearborn Partners, LLC
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) /X/
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
-------------------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER

         SHARES                   -0-
                             --------------------------------------------------
       BENEFICIALLY          6    SHARED VOTING POWER

        OWNED BY                  49,426,960 (See Item 4)
                             --------------------------------------------------
          EACH               7    SOLE DISPOSITIVE POWER

        REPORTING                 -0-
                             --------------------------------------------------
         PERSON              8    SHARED DISPOSITIVE POWER

          WITH                    49,426,960 (See Item 4)
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      49,426,960 (See Item 4)
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      /  /
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      46.6%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
===============================================================================

    CUSIP No.    695156109              13G            Page  6 of 10 Pages
             -----------------                        ----------------------

ITEM 1(a)         NAME OF ISSUER:

                  Packaging Corporation of America

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1900 West Field Court
                  Lake Forest, Illinois 60045

ITEM 2(a)         NAME OF PERSON FILING:

                  This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13-d(1)(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Act"): (1) PCA Holdings LLC, a Delaware limited liability company ("PCA Holdings"), by virtue of its direct beneficial ownership of 49,426,960 shares of Common Stock; (2) Madison Dearborn Capital Partners III, L.P., a Delaware limited partnership ("MDCP III"), by virtue of its being the Managing Member of PCA Holdings; (3) Madison Dearborn Partners III, L.P., a Delaware limited partnership ("MDP III"), by virtue of it being the general partner of MDCP III; and (4) Madison Dearborn Partners, LLC, a Delaware limited liability company ("MDP, LLC"), by virtue of it being the general partner of MDP III, all of which are collectively referred to as the "Reporting Persons." The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as EXHIBIT A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

                  The Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this
Schedule 13G.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of the Reporting Persons is Three First National Plaza, Suite 3800, Chicago, Illinois 60602.

ITEM 2(c)         CITIZENSHIP:

                  Each of the Reporting Persons is organized under the laws of the State of Delaware.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share

    CUSIP No.    695156109              13G            Page  7 of 10 Pages
             -----------------                        ----------------------

ITEM 2(e)         CUSIP NUMBER:

                  695156109

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c),CHECK WHETHER THE PERSON FILING IS A:

                  (a)  / /  Broker or Dealer registered under Section 15
                            of the Act
                  (b)  / /  Bank as defined in section 3(a)(6) of the Act
                  (c)  / /  Insurance Company as defined in section 3(a)(19)
                            of the Act
                  (d)  / /  Investment Company registered under section 8 of the Investment Company Act of 1940
                  (e)  / /  Investment Adviser in accordance with
                            Section 240.13d-1(b)(1)(ii)(E)
                  (f)  / /  Employee Benefit Plan or Endowment Fund in
                            accordance with Section 240.13d-1(b)(1)(ii)(F)
                  (g)  / /  Parent Holding Company or control person in
                            accordance with Section 240.13d-1(b)(1)(ii)(G)
                  (h)  / /  Savings associations as defined in Section 3(b)
                            of the Federal Deposit Insurance Act
                  (i)  / /  Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
                  (j)  / /  Group, in accordance with
                            Section 230.13d-1(b)(1)(ii)(J)

                  This Schedule is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c) and therefore, none of the above are applicable.

ITEM 4            OWNERSHIP:

                  Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or
Section 13(g) of the Act, the beneficial owner of any securities covered by this statement.

                  All ownership percentages of the securities reported herein are based upon 106,052,100 shares of Common Stock outstanding as of September 30, 2000, as disclosed in the Company's Quarterly Report filed on Form 10-Q with the Securities and Exchange Commission on November 13, 2000, for the fiscal quarter ended September 30, 2000.

                  PCA HOLDINGS

                  (a) Amount beneficially owned: PCA Holdings is the direct owner of 49,426,960 shares of the Common Stock of the Company.

    CUSIP No.    695156109              13G            Page  8 of 10 Pages
             -----------------                        ----------------------

                  (b)      Percent of class: 46.6%

                  (c)      Number of shares as to which such person has:
                           (i)      sole power to vote or to direct the vote:
                                    -0-
                           (ii)     shared power to vote or to direct the vote:
                                    49,426,960
                           (iii) sole power to dispose or to direct the disposition of: -0-
                           (iv) shared power to dispose or to direct the disposition of: 49,426,960

                  MDCP III

                  (a) Amount beneficially owned: MDCP III is the Managing Member of PCA Holdings. Pursuant to the Amended and Restated Limited Liability Company Agreement of PCA Holdings, dated as of April 12, 1999 (the "LLC Agreement"), each member of PCA Holdings has agreed that the Managing Member shall have the power to vote or to direct the vote and the power to dispose or to direct the disposition of the Common Stock of the Company held by PCA Holdings. MDCP III, by virtue of being the Managing Member of PCA Holdings, has the power to vote or to direct the vote and the power to dispose or to direct the disposition of the Common Stock of the Company held by PCA Holdings and may therefore be deemed to be the beneficial owner of all of such shares.

                  (b)      Percent of class: 46.6%

                  (c)      Number of shares as to which such person has:
                           (i)      sole power to vote or to direct the vote:
                                    -0-
                           (ii)     shared power to vote or to direct the vote:
                                    49,426,960
                           (iii) sole power to dispose or to direct the disposition of: -0-
                           (iv) shared power to dispose or to direct the disposition of: 49,426,960

                  MDP III AND MDP, LLC

                  (a) Amount beneficially owned: Dispositive and voting power of securities over which MDCP III has voting and dispositive power is shared by MDP III, the general partner of MDCP III, by a committee of limited partners of MDP III and by MDP, LLC, the general partner of MDP III. For purposes of Rule 13d-3 of the Act, MDP III and MDP, LLC may be deemed to have shared voting and dispositive power with respect to the 49,426,960 shares of Common Stock over which MDCP III has voting and dispositive power.

                  (b)      Percent of class: 46.6%

                  (c)      Number of shares as to which such person has:
                           (i)      sole power to vote or to direct the vote:
                                    -0-
                           (ii)     shared power to vote or to direct the vote:
                                    49,426,960
                           (iii) sole power to dispose or to direct the disposition of: -0-
                           (iv) shared power to dispose or to direct the disposition of: 49,426,960

    CUSIP No.    695156109              13G            Page  9 of 10 Pages
             -----------------                        ----------------------

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  See response to Item 4.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10           CERTIFICATIONS:

                  Not applicable.

    CUSIP No.    695156109              13G            Page  10 of 10 Pages
             -----------------                        ----------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2001

                                  PCA HOLDINGS LLC

                                  By:    Madison Dearborn Capital
                                         Partners III, L.P.
                                  Its:   Managing Member

                                  By:    Madison Dearborn Partners III, L.P.
                                  Its:   General Partner

                                  By:    Madison Dearborn Partners, LLC
                                  Its:   General Partner

                                  By:    /s/ Samuel M. Mencoff
                                         -----------------------
                                         Samuel M. Mencoff, Managing Director


                                  MADISON DEARBORN CAPITAL PARTNERS III, L.P.

                                  By:    Madison Dearborn Partners III, L.P.
                                  Its:   General Partner

                                  By:    Madison Dearborn Partners, LLC
                                  Its:   General Partner

                                  By:    /s/ Samuel M. Mencoff
                                         -----------------------
                                         Samuel M. Mencoff, Managing Director


                                  MADISON DEARBORN PARTNERS III, L.P.

                                  By:    Madison Dearborn Partners, LLC
                                  Its:   General Partner

                                  By:    /s/ Samuel M. Mencoff
                                         -----------------------
                                         Samuel M. Mencoff, Managing Director


                                  MADISON DEARBORN PARTNERS, LLC

                                  By:    /s/ Samuel M. Mencoff
                                         -----------------------
                                         Samuel M. Mencoff, Managing Director

                                                                       EXHIBIT A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

     (1) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

     (2) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: February 13, 2001

                                  PCA HOLDINGS LLC

                                  By:    Madison Dearborn Capital Partners III,
                                         L.P.
                                  Its:   Managing Member

                                  By:    Madison Dearborn Partners III, L.P.
                                  Its:   General Partner

                                  By:    Madison Dearborn Partners, LLC
                                  Its:   General Partner

                                  By:    /s/ Samuel M. Mencoff
                                         -----------------------
                                         Samuel M. Mencoff, Managing Director


                                  MADISON DEARBORN CAPITAL PARTNERS III, L.P.

                                  By:    Madison Dearborn Partners III, L.P.
                                  Its:   General Partner

                                  By:    Madison Dearborn Partners, LLC
                                  Its:   General Partner

                                  By:    /s/ Samuel M. Mencoff
                                         -----------------------
                                         Samuel M. Mencoff, Managing Director


                                  MADISON DEARBORN PARTNERS III, L.P.

                                  By:    Madison Dearborn Partners, LLC
                                  Its:   General Partner

                                  By:    /s/ Samuel M. Mencoff
                                         -----------------------
                                         Samuel M. Mencoff, Managing Director

              [ADDITIONAL SIGNATURE PAGE TO JOINT FILING AGREEMENT]

                                  MADISON DEARBORN PARTNERS, LLC

                                  By:   /s/ Samuel M. Mencoff
                                        ------------------------
                                        Samuel M. Mencoff, Managing Director